EXHIBIT 10.25

This STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into effective as of February 22, 2013, by and among FROZEN FOOD GIFT GROUP, INC., a Delaware corporation (“FROZ”), MIAMI ICE MACHINE COMPANY, INC., a corporation organized under the laws of Florida (the "Company"), and the shareholders of the Company (collectively, the "Sellers"). Capitalized terms used herein, but not otherwise defined herein, are defined in ARTICLE I.

R E C I T A L S:

WHEREAS, the Sellers own 100 shares of common stock, par value $5.00, of the Company (collectively, the “Company Stock”), which represents 100% of the issued and outstanding capital stock of the Company; and

WHEREAS, upon the terms and subject to the conditions of this Agreement, FROZ desires to purchase from the Sellers, and the Sellers desire to sell to FROZ, all of the Company Stock.
NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements set forth in this Agreement, and subject to and on the terms and conditions set forth in this Agreement, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definition of Certain Terms. The terms defined in this ARTICLE I shall have the respective meanings indicated below for all purposes of this Agreement (each such meaning to be equally applicable to the singular and the plural forms of the respective terms so defined).

“Affiliate” means with respect to any Person, a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person.

“Acquisition Proposal” means any inquiry or proposal regarding any merger, sale of assets, sale of Equity Securities or similar transactions involving the other than pursuant to this Agreement.

“Assets” means all real, personal and mixed assets, both tangible and intangible, of every kind, nature and description which are owned or leased by the Company or used or held for use by the Company in connection with the Business.

"Business" means the operation of leasing of ice machines and related products and services with offices in the Miami, Florida region.

“business day” means any day other than Saturday, Sunday or any other day on which banks in the City of New York are required or permitted to close.

“Closing Date” shall be the date upon which the Closing occurs.

"Company Stock" means the common stock, par value $5.00.

“Consent” means any consent, approval, clearance, compliance, exemption, authorization, order, filing, registration or qualification of or with any Person.

“Contract” means any agreement, contract, commitment, instrument, undertaking, lease, note, mortgage, indenture, license or arrangement, whether written or oral.

“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

“Covered Loss” means any and all losses, Liabilities, claims, fines, deficiencies, damages, obligations, payments (including those arising out of any settlement, judgment or compromise relating to any Legal Proceeding), costs and expenses (including interest and penalties with respect thereto and reasonable attorneys’ and accountants’ fees and any other reasonable out-of-pocket expenses incurred in investigating, preparing, defending, avoiding or settling any Legal Proceeding), including any of the foregoing arising under, out of or in connection with any Legal Proceeding, Governmental Order or award of any arbitrator of any kind or any Law, Contract, commitment or undertaking. Notwithstanding anything in the foregoing to the contrary, in no event shall Covered Losses include any punitive damages, any special and/or consequential damages or any other money damages that are not measured by and limited to the indemnified party’s actual damages resulting from such breaches.

“Equity Security” has the meaning ascribed to such term in Rule 405 promulgated under the Securities Act as in effect on the date hereof and, in any event, shall also include (i) any capital stock of a corporation, any partnership interest, any limited liability company interest and any other equity interest, (ii) any security or right convertible into, exchangeable for, or evidencing the right to subscribe for any such stock, equity interest or security referred to in clause (i), (iii) any stock appreciation right, contingent value right or similar security or right that is derivative of any such stock, equity interest or security referred to in clause (i) or (ii), and (iv) any contract to grant, issue, award, convey or sell any of the foregoing.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

“FINRA” means the Financial Industry Regulatory Authority.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Entity” means any foreign or domestic, federal, state, provincial, local, municipal or other governmental judicial, arbitral, legislative, executive or regulatory department, division, commission, administration, board, bureau, agency, court, tribunal, instrumentality or other body (whether temporary, preliminary or permanent), including, without limitation, all self-regulatory organizations.

“Governmental Order” means any order, writ, judgment, injunction, decree, declaration, stipulation, determination, request or award entered by or with any Governmental Entity.

“Indebtedness” means, with respect to any Person, (i) all indebtedness of such Person, whether or not contingent, for borrowed money, (ii) all obligations for cash overdrafts, (iii) all obligations of such Person for the deferred purchase price of property or services, (iv) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (vi) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (vii) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, and (viii) all Indebtedness of others referred to in clauses (i) through (vii) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Knowledge” when used with respect to the Company means the actual knowledge of Jeffrey A. Saltzman.

“Legal Proceeding” means any judicial, administrative or arbitration actions, suits, proceedings (public, private, civil or criminal), claims, complaints, disputes, investigations, actions or governmental proceedings.

“Liabilities” means any debt, liability or obligation, whether known or unknown, asserted or un-asserted, determined or determinable, absolute or contingent, accrued or unaccrued and whether due or to become due.

“Lien” means any mortgage, pledge, deed of trust, lien (including, without limitation, environmental and tax liens), charge, adverse claim, security interest, title defect, encumbrance, charge or other similar restriction, lease, sublease, option, easement, encroachment or other adverse claim of any kind, including without limitation any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership or encumbrance, other than as a result of U.S. securities Laws.

“Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is materially adverse to the Business, Assets, Liabilities, financial condition, prospects or results of operations of a party and its subsidiaries taken as a whole; provided, however, that that the foregoing shall not include any event, circumstance, change or effect resulting from (A) any change in law, rule or regulation (other than changes which would prohibit FROZ from owning or operating the Company after the Closing) or GAAP or interpretations thereof, (B) changes in general economic conditions that do not have a materially disproportionate effect (relative to other industry participants) on such party and its subsidiaries, (C) general changes in the securities industry, except those events, circumstances, changes or effects that adversely affect such party and its subsidiaries to a materially greater extent than they affect other entities operating in the securities industry or (D) the public announcement of the transactions contemplated hereby.

“Organizational Documents” with respect to any corporation, means its articles or certificate of incorporation, by-laws, memorandum and articles of association (or equivalents) and with respect to any other type of entity, its organizational documents including limited liability company agreements and partnership agreements.

"Parties" means the Company and Sellers, on the one hand, and FROZ, on the other hand.

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced, and for which assessments or other charges are not yet due and payable or are due but not delinquent or due but being contested in good faith by appropriate proceedings: (i) statutory liens for Taxes, assessments or other governmental charges not yet due and payable, (ii) material men’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens imposed by Law arising in the ordinary course of business securing obligations that are not overdue for a period of more than thirty (30) days, (iii) pledges or deposits made in connection with, or to secure payment of, utilities or similar services, workers’ compensation, or similar legislation or to secure public or statutory obligations, (iv) purchase money liens and liens securing rental payments under capital lease arrangements, and (v) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

“Person” means any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Entity or other entity.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” with respect to any Person (other than a natural Person), means any other Person of which (i) the first mentioned Person or any subsidiary thereof is a general partner, (ii) voting power to elect a majority of the board of directors or others performing similar functions with respect to such other Person is held by the first mentioned Person and/or by any one or more of its subsidiaries, or (iii) at least 50% of the equity interests of such other Person is, directly or indirectly, owned or controlled by such first mentioned Person and/or by any one or more of its subsidiaries.

“Tax Return” means all returns, information returns, estimates, declarations, statements, certifications, forms, reports or other information (together with all schedules and other information included therewith) required to be supplied to any Taxing Authority relating to Taxes.

“Taxes” means (i) all foreign, U.S. federal, state or local taxes, fees, assessments, levies or other charges whatsoever, including, without limitation, all income, gross receipts, minimum, alternative minimum, franchise, withholding, unemployment insurance, social security, sales, use, excise, real and personal property, municipal, capital, stamp, transfer, license, payroll, service, occupation, ad valorem, net worth, disability, estimated, severance, VAT and workers’ compensation taxes, or any liability for any of the foregoing together with all interest, penalties and additions imposed by any Governmental Entity responsible for the imposition of any Tax (foreign or domestic) (a “Taxing Authority”) and (ii) liability for the payment of any amounts of the type described in (i) as a result of being a party to any agreement or any express or implied obligation to indemnify another Person.

“Transaction Documents” shall mean this Agreement and all other documents that are connected and referenced in this agreement

“Transfer” shall mean any sale, assignment, pledge, hypothecation or other disposition or encumbrance, either voluntarily or involuntarily and with or without consideration.

VWAP – VWAP (Volume Weighted Average Price) is calculated by adding up the dollars traded for every transaction (price multiplied by number of shares traded) and then dividing by the total shares traded for the calculation period.

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ARTICLE II
PURCHASE AND SALE; CLOSING

2.1 Purchase and Sale of Company Stock.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined below), Sellers shall sell, convey, transfer and deliver to FROZ all of their right, title and interest in the Company Stock, and FROZ will purchase the Company Stock from the Sellers free and clear of all Liens.

(b) Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place via telecopy, facsimile, email delivery and/or overnight delivery at a time and date to be specified by the Parties, which shall be no later than February 22, 2013, or at such other time, date and location as the Parties hereto agree (the “Closing Date”).

(c) The Company shall arrange that all outstanding options, warrants, convertible debt and other derivative securities of the Company that are not exercised for or converted into Company Stock prior to the Closing shall be cancelled as of the Closing without the payment of any consideration by the Company. Other than as contemplated or permitted by this Agreement, without the consent of FROZ, which consent may be withheld in FROZ's absolute discretion, the Company will not issue any of its securities after the date hereof and prior to the earlier of the date this Agreement is terminated and the Closing Date.

2.2 Purchase Price. Subject to the terms and conditions of this Agreement, at the Closing, FROZ shall issue to the Sellers a total of $880,000 (Eight Hundred Eighty Thousand Dollars) of restricted FROZ common stock, par value $.0001 per share, as consideration for the Company Stock (the "Consideration") to be allocated amongst the Sellers as set forth in Schedule 2.2 of the Agreement. For the purpose of this Agreement, each share of FROZ restricted common stock is to be valued at $0.05 per share, Notwithstanding the foregoing, at any time during the period of two years from the closing date, if the average closing price of FROZ common stock as listed on the OTCBB falls lower than twenty percent (20%) than the share valuation of $0.05 at the Closing, for at least twenty consecutive days then FROZ shall promptly issue to the Sellers that number of additional shares such that Sellers receive a total amount of shares (including those issued at Closing) that equal the purchase price. By example, if the share price VWAP for twenty consecutive days is $0.04, the Company must issue to the seller an additional share amount which will bring them whole on the purchase price of this agreement, which in this example would be an additional 4,609,100 shares.

Within ninety days (90) of the closing of this agreement, the Purchaser has the option to convert the common restricted shares issued to the Sellers, into a preferred class of shares, only with the consent of the Sellers. The Sellers can also demand of the Purchasers to have their shares converted to a preferred class, provided that the Sellers can only demand the preferred class will have the same monetary value and voting rights as the common shares at the time of the conversion, Upon conversion of restricted common shares to preferred shares, the Sellers will forfeit their restricted common shares back to the treasury.

Within ninety days (90) of the closing of this agreement, the Purchaser has the option to convert the common restricted shares issued to the Sellers, into warrants, only with the consent of the Sellers. Upon conversion of restricted common shares to warrants, the Sellers will forfeit their restricted common shares back to the treasury.

An additional earn out of $280,000 (two hundred eighty thousand dollars) can be achieved by the Sellers, if for either the year ending 2013 or the year 2014, the annual revenues of the Business in the South Florida territory (defined as Dade, Broward, Palm Beach, Martin, Monroe, Collier and Lee counties, and the Caribbean islands excluding any Central American or South American sovereign nations), exceeds $1,000,000 (one million) in revenue. The $1,000,000 in revenue must be confirmed by the audit for year ending in either 2013 or 2014, and if confirmed, payable by May 1, 2014 or 2015 respectively, in restricted common stock, preferred class of stock, or warrants under the same terms as in this section.

2.3 Deliveries by FROZ. At the Closing, FROZ shall deliver to Sellers the following:

(a) The certificate to be delivered pursuant to Section 6.3(c);

(b) Common stock certificates of FROZ representing the Consideration allocated amongst the Sellers in the amounts set forth in Schedule 2.2 of the Agreement;

(c) An incumbency and authority certificate from the duly appointed secretary of FROZ in such form as shall be reasonably satisfactory to Sellers;

(d) A written certification acknowledging receipt by FROZ of (i) the Company Stock certificates; (ii) a share transfer form duly executed by the Sellers transferring the Company Stock to FROZ; and (iii) the original Company Share Register; and

(e) Such other documents and instruments necessary to consummate the transactions contemplated by this Agreement upon the terms and conditions set forth in this Agreement, all of which, together with the documents and instruments referred to above, shall be in form and substance reasonably satisfactory to Sellers.

(f) Employment agreements mutually agreed upon by Jeffrey Saltzman, Steven Saltzman and the Company.

2.4 Deliveries by Sellers and the Company. At the Closing, Sellers shall deliver to FROZ the following:

(a) The certificate to be delivered pursuant to Section 6.2(c);

(b) Current and complete copies of all minute books, register of shareholders (or similar registries), register of directors, register of charges and corporate (or similar) records and seals of the Company;

(c) A share transfer form duly executed by the Sellers transferring all of the Company Stock to FROZ, together with all the outstanding share certificates of the Company;

(d) A receipt acknowledging payment of the Consideration in full satisfaction of FROZ’ obligations under Section 2.2 (but subject to any further obligations contained in this Agreement);

(e) The original, current and complete Company Share Register, with FROZ' name entered thereon as the sole shareholder of the Company;

(f) The general release and discharge in favor of the Company referred to in Section 5.9;

(g) Evidence of approval by any Government Entity necessary for the purchase of the Company Stock contemplated by this Agreement;

(h) Confirmation that the registered agent for the Company has advised the Company’s registered agent to take instructions from FROZ on a going forward basis after the Closing;

(i) Written resignations of Jeffrey Saltzman and Daniel Kaplan as directors of the Company;

(j) An incumbency and authority certificate from the duly appointed secretary of the Company in such form as shall be reasonably satisfactory to FROZ; and

(k) Such other documents and instruments necessary to consummate the transactions contemplated by this Agreement upon the terms and conditions set forth in this Agreement, all of which, together with the documents and instruments referred to above, shall be in form and substance reasonably satisfactory to FROZ.

2.5 Further Assurances; Post-Closing Cooperation. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the Parties shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by Law, to fulfill its obligations under this Agreement and the other Transaction Documents to which it is a Party.

2.6 Lock-Up. Each of the Sellers agrees that such Seller shall not, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any of the Consideration received by such Seller (the "Restricted Shares"), and/ or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Restricted Shares, except as set forth below:

(A)
17,600,000 shares of FROZ Common Stock constituting the Consideration to be issued at Closing shall not be subject to the foregoing transfer restrictions on the six (6) month anniversary of the Closing Date; and

(B)	The remaining 0 shares of FROZ Common Stock shall not be subject to the foregoing transfer restrictions on the first anniversary of the Closing Date.

The Restricted Shares shall bear appropriate legends reflecting the foregoing restrictions.

2.7 Notice of Sale. Each Seller hereby agrees to provide FROZ with at least ten (10) days’ notice prior to the sale by such Seller of any FROZ Common Stock received pursuant to this Agreement.

2.8 Tradability – If during the term of this agreement, FROZ ceases trading in all capacities on any tradable index, and The Sellers have a complete inability to deposit and sell the shares, the Sellers grant FROZ a cure period of ninety (90) days to reasonably facilitate the resumption of trading of the Company’s common stock. In the event FROZ is unable to resume trading during the cure period, the Sellers shall have the right to foreclose on their form UCC-1.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Subject to the exceptions set forth in the Schedules to this Agreement, Sellers, jointly and severally, represent and warrant to FROZ that:

3.1 Company/Corporate Matters.

(a) Organization. The Company is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization, has all requisite power and authority to own or lease and operate its properties and assets and to carry on its business as presently conducted, and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the ownership, lease or operation of its assets or properties or conduct of its business requires such qualification or license. Each of the Sellers (if not a natural person) is duly formed, validly existing and in good standing under the laws of its jurisdiction of organization. The Company has no Subsidiaries.

(b) Organizational Documents. The Company has furnished to FROZ a complete and correct copy of the Organizational Documents of the Company as currently in effect. All such Organizational Documents are in full force and effect and no other organizational documents are applicable to, or binding upon, the Company. Sellers have made available to FROZ complete and correct copies of the minutes of the meetings or written consents of the shareholders, members, partners (or other equity holders) and the board of directors (or similar bodies) and any committee thereof of the Company.

(c) Company Shares. There are one hundred (100) shares of Company common stock outstanding and these constitute all outstanding Equity Securities of the Company and have been duly authorized and are validly issued. There are no other Equity Securities of the Company authorized or outstanding. The transactions contemplated by this Agreement are not subject to any preemptive right, right of first refusal or other similar right or restriction. Each Seller is the record and beneficial owner of, and has good and valid title to, his, her or its respective number of Company Shares as set forth in Schedule 3.1(c) of the Agreement, free and clear of any Liens. Upon Closing, FROZ will acquire good and valid title to his, her or its Shares, free and clear of any Liens.

(d) Company Subsidiaries. The Company has no Subsidiaries.

(e) Agreements with Respect to Equity Securities of the Company. Other than the Organizational Documents and the Organization Documents of the Company, there are no, and the Company is not bound by or subject to any, (i) preemptive or other outstanding rights, subscriptions, options, warrants, conversion, put, call, exchange or other rights, agreements, commitments, arrangements or understandings of any kind pursuant to which the , contingently or otherwise, is or may become obligated to offer, issue, sell, purchase, return or redeem, or cause to be offered, issued, sold, purchased, returned or redeemed, any Equity Securities of the Company; (ii) shareholder agreements, voting trusts, proxies or other agreements or understandings to which the Company is a party or to which the Company is bound relating to the holding, voting, sale, purchase, redemption or other acquisition of Equity Securities of the Company; or (iii) agreements, commitments, arrangements, understandings or other obligations to declare, make or pay any dividends or distributions, whether current or accumulated, or due or payable, on any Equity Securities of the Company. Except for this Agreement and any Organizational Document of the Company, the Company neither is, or is obligated to become, a party to any Contract for the sale of or is otherwise obligated to sell, transfer or otherwise dispose of any Equity Securities of the Company.

(f) No Equity Interests or Other Outstanding Investment Obligations. The Company does not own, directly or indirectly, beneficially or of record, any Equity Securities or interests in any other Person. The Company is not a party to any shareholder agreements, voting trusts or other agreements or understandings relating to the voting, purchase, redemption or other acquisition of any Equity Securities of any other Person. There are no outstanding obligations of the Company to make any investment in or provide funds (whether in the form of a loan, capital contribution or otherwise), and the Company currently has outstanding no such investment or provision of funds, to any other Person. To the Knowledge of Company, no Person is in default with respect to such Person’s obligation to repay any loan to the Company.

(g) Consents. Except as set forth in Schedule 3.1(g) of this Agreement, no Consent of or with any Governmental Entity or third Person (in respect of any Contracts to which the Company is a party by which one or more of them is bound or to which their Assets are subject) is required to be obtained, made or effected by or with respect to Sellers or the Company in connection with the execution and delivery of this Agreement by Sellers or the Company or the performance of their obligations hereunder.

(h) Due Authorization. Each of the Sellers and the Company has full power and authority to enter into this Agreement, to perform his, her or its obligations hereunder and consummate the transactions contemplated hereby. The execution, delivery and performance by each of the Sellers and the Company of this Agreement and the consummation by each of the Sellers and the Company of the transactions contemplated hereby have been duly authorized by all necessary action of each of the Sellers and the Company. This Agreement has been duly executed and delivered by each of the Sellers and the Company. Assuming the due authorization, execution and delivery of this Agreement by FROZ, constitutes the legal, valid and binding obligation of each of the Sellers and the Company, enforceable against each of the Sellers and the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally or, as to enforceability, by general equitable principles.

(i) No Conflicts. The execution and delivery of this Agreement by each of the Sellers, the performance of each Seller's obligations hereunder and the consummation of the transactions contemplated hereby will not (i) conflict with, result in a breach or violation of or constitute (or with notice of lapse of time or both constitute) a default under (A) the Organizational Documents of such Seller or (B) subject to obtaining the consents referred to in Section 3.1(g), any Law, Governmental Order or Permit to which such Seller is a party or by which such Seller or his, her or its respective properties or assets is subject or bound, except for such breaches, violations or defaults which would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of that Seller to consummate the transactions contemplated hereby; (ii) result in the creation of, or give any third party the right to create, any Lien upon the assets of such Seller; (iii) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any material contract to which such Seller is a party; or (iv) result in any suspension, revocation, forfeiture or nonrenewal of any permit, license, qualification, authorization or approval applicable to that Seller.

3.2 Financial Information.

(a) The Company has provided to FROZ complete and correct copies of all financial information concerning the Company, including, without limitation, bank records listing all cash transactions and a schedule showing all income received and expenses paid, accrued or payable since the date of the Company's formation.

(b) The books of account and other similar financial books and records of the Company have been maintained, in all material respects, in accordance with good business practice in the industry in which they operate, are complete and correct in all material respects and there have been no material transactions that are required by either applicable regulatory requirements or by good business practice in the industry in which they operate to be set forth therein and which have not been so set forth. Copies of all such books and records have been made available to FROZ.

3.3 Absence of Undisclosed Liabilities. Except for Liabilities disclosed in Schedule 3.3 of the Agreement, the Company does not have any Liabilities.

3.4 No Dividends. The Company has not declared, set aside or paid any dividends or distributions on, or made any other distributions in respect of, Equity Securities.

3.5 Taxes.

(a) The Company (and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company is or has been a member) has timely filed all Tax Returns that are required to be filed by it and all such Tax Returns are true and correct in all material respects.

(b) No Taxing Authority is now asserting or, to the Knowledge of the Company, threatening to assert against the Company any deficiency or claim for additional Taxes. There are no current audits of any Tax Return filed by the Company, and the Company has not been notified by any Taxing Authority that any such audit is contemplated or pending. No extension of time with respect to any date on which a Tax Return was or is to be filed by the Company is in force. No waiver or agreement by the Company is in force for the extension of time for the assessment or payment of any Taxes.

(c) All Taxes which the Company has been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or shall be duly and timely paid to the proper Taxing Authority (whether or not shown to be due and payable on any Tax Return).

(d) The Company has no liability for any Taxes of any Person other than the Company (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract or (iv) otherwise.

(e) There are no Liens on any of the Assets of the Company that arose in connection with any failure (or alleged failure) to pay any Taxes.

(f) The Company is not a party to, or otherwise bound by or subject to, any Tax sharing, allocation or indemnification or similar agreement, provision or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments to any Person after the Closing Date.

(g) No claim has ever been made by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns that the Company, as the case may be, is or may be subject to taxation by that jurisdiction. Schedule 3.5(g) of the Agreement contains a list of all jurisdictions to which any Taxes are properly payable by the Company.

3.6 Litigation. There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company.

3.7 Compliance with Laws; Permits.

(a) Since their respective dates of formation, the business of the has not been, and is not being, conducted in violation of any applicable federal, state or local law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, declaration, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), other than such violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Neither the Company nor any of its assets or properties is subject to any material Governmental Order. The Company has not received any notice from any applicable Governmental Entity, and to the Knowledge of the Company, none is threatened, alleging that the Company is violating or has violated, or is not complying or has not complied with, any of the foregoing.

(b) The Company has all governmental permits, licenses, franchises, certificates, variances, exemptions, exceptions, orders and other governmental authorizations, consents, clearances and approvals necessary to operate its properties and Assets and conduct its business as presently conducted (“Permits”). All Permits are in full force and effect. Except as set forth in Schedule 3.7 of the Agreement, there has occurred no material breach of or default (with or without notice or lapse of time or both) under any Permit and the Company has not received any notice, and there has been no action, suit or proceeding filed, commenced or, to the Knowledge of the Company, threatened alleging any such breach or default or otherwise seeking to revoke, terminate, suspend or modify any Permit or to impose any fine, penalty or other sanctions. The Company has filed all reports, notifications and filings with, and have paid all regulatory fees to, the applicable Governmental Entity necessary to maintain all of their Permits in full force and effect, except in each case for any Permits the failure of which to be in full force and effect, individually or in the aggregate, have not had or resulted and could not reasonably be expected to have or result in a Material Adverse Effect.

3.8 Employee Benefits. Schedule 3.8 of the Agreement sets forth all benefit or compensation plans, programs, practices (e.g., payroll practices), employment agreements and other contracts, policies or arrangements covering current or former employees of the Company (“Employees”) or with respect to which the Company has any Liability for such Employees, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, deferred compensation, severance, change in control, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (“Benefit Plan”).

3.9 Real Property. Except as set forth in Schedule 3.9 of the Agreement, the Company neither owns nor leases any real property.

3.10 Tangible Personal Property. The Company represents and warrants that the Company has good, valid and marketable title to or, in the case of leased Assets, a valid, binding and enforceable leasehold interest in, all tangible Assets owned by the Company free and clear of any Liens other than Permitted Liens.
3.11 Intellectual Property. All material trademarks, trade names, copyrights, Internet Domain names and applications therefor ("Intellectual Property") used in the operation of the Business (other than packaged computer software that is used materially in accordance with the licenses therefor) are owned by or registered in the name of the Company and are listed in Schedule 3.11 of this Agreement. To the Knowledge of the Company, there is no infringement or asserted infringement by any Person of any Intellectual Property of another the effect of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. No claim is pending by the Company against others to the effect that the present or past operations of such Person infringes upon or conflict with the rights of the Company to the Intellectual Property, and to the Knowledge of the Company, no reasonable grounds for such action exist.

3.12 Contracts. Schedule 3.12 of the Agreement lists all contracts ("Contracts") to which the Company is a party or by which the Company or any of its Assets is bound or otherwise subject (other than Organizational Documents and Intellectual Property agreements). Sellers have provided to FROZ complete and correct copies of the Contracts. Each Contract is in full force and effect and valid, binding and enforceable against the other parties thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally or, as to enforceability, by general equity principles. None of the Company or, to the Knowledge of the Company, any other Person is in breach or violation of, or defaults under, any Contract. No event has occurred which would, and the consummation of the transactions contemplated hereby will not, result in a breach of or default under, require any consent or other action by any Person under, or give rise to any penalty or right of termination, cancellation or acceleration of any right or obligation of the Company or to a loss of any benefit to which the Company is entitled under (in each case, with or without notice or lapse of time, or both) any Contract.

3.13 Affiliate Transactions. Other than as set forth in Schedule 3.13 of the Agreement, there are no transactions or agreements between the Company, on the one hand, and any Affiliate or partner, employee, officer or director of the Company, on the other, that require the fulfillment of any obligations, Liabilities or payments by the Company on or after the Closing Date.

3.14 Brokers, Finders. No investment banker, broker, finder or similar intermediary that has been retained by, or is authorized to act on behalf of, any Seller or the Company is entitled to any fee, commission, or other compensation or expense reimbursement in connection with the transactions contemplated by this Agreement.

3.15 N/A

3.16 Disclosure. No representation or warranty contained in this Agreement contains any untrue statement of a material fact or omits a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which such statements were made. No information contained in the exhibits or materials listed in the Schedules to this Agreement or otherwise furnished to FROZ pursuant to this Agreement contains any untrue statement of a material fact or omits a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which such statements were made.

3.17 Accredited Investor; Investment Intent. Daniel Kaplan, a Seller hereunder, is an "accredited investor" as defined in Section 501 of Regulation D under the Securities Act, and Jeffrey A. Saltzman, the other Seller hereunder, is not such an “accredited investor”. Each of the Sellers is acquiring the Consideration for his own account, for the purpose of investment only. Sellers are acquiring the Consideration not with a view to, or for sale in connection with, any distribution thereof in violation of applicable securities Laws. Sellers have not, directly or indirectly, offered the Consideration to anyone or solicited any offer to buy the Consideration from anyone, so as to bring such offer and sale of the Consideration by the Sellers within the registration requirements of the Securities Act. Sellers agree and acknowledge that (i) the Consideration is not registered under any federal or state securities laws, (ii) certificates evidencing such shares shall bear appropriate restrictive legends, (iii) such shares must be held indefinitely unless and until they are subsequently registered or an exemption from registration becomes available and (iv) FROZ shall have the right to direct the transfer agent of its common stock to place a stop transfer order against such certificates. Accordingly, each Seller will not sell, convey, transfer or offer for sale any of the Consideration except in compliance with the Securities Act, any applicable state securities Laws or pursuant to any exemption therefrom. Sellers have been furnished with, or have been provided access to, all reports that FROZ has filed with the U.S. Securities and Exchange Commission, and anything else which the Sellers have requested relating to the foregoing and have been afforded the opportunity to obtain any additional information deemed necessary or advisable by Sellers and/or their respective representatives to evaluate Sellers' acquisition of the Consideration set forth herein. Each Seller believes that he, she or it has been fully apprised of all facts and circumstances necessary to permit him or her to make an informed decision about acquiring the Consideration, that he or she has sufficient knowledge and experience in business and financial matters, that he or she is capable of evaluating the merits and risks of an investment in the Consideration, that he or she has the capacity to protect his or her own interests in connection with the transactions contemplated hereby and understands that he or she may be required to hold the Consideration for an indefinite period and acknowledges that he or she can bear the loss of his or her entire investment in the Consideration.

3.18 No Illegal or Improper Transactions. None of the Company or any officer, director, employee, registered representative, agent or Affiliate of the Company on behalf thereof has offered, paid or agreed to pay to any Person (including any foreign official as defined in the United States Foreign Corrupt Practices Act of 1977, as amended ("Foreign Official")), or solicited, received or agreed to receive from any such Person, directly or indirectly, any money or anything of value for the purpose or with the intent of (a) obtaining or maintaining business for the Company, (b) facilitating the purchase or sale of any product or service, or (c) avoiding the imposition of any fine or penalty, in each case with respect to items (a), (b) and/or (c), in any manner which is in violation of any applicable ordinance, regulation or Law. None of the Sellers is a Foreign Official.

3.19 Bank Accounts. Schedule 3.19 of the Agreement sets forth the name of each bank or brokerage firm with which the Company has an account or safe deposit box, vault, lock-box or other arrangement, the account number and description of each account at each bank or brokerage firm and the names of all Persons authorized to draw thereon or to have access thereto; and the names of all Persons, if any, holding tax or other powers of attorney from the Company other than in the ordinary course of business.
3.20 Employees. Schedule 3.20 of the Agreement sets forth (i) a true and complete list of each Person who will be employed by the Company on the Closing Date, (ii) any securities or insurance or any other licenses held by such Persons in connection with their duties performed for the Company, (iii) each jurisdiction in which each individual is so registered and (iv) the material terms of his or her employment.

3.21 Restrictions on Business Activities. Except as disclosed in Schedule 3.21 of the Agreement, there is no agreement, commitment, judgment, injunction, order or decree binding specifically upon the Company or its Assets or to which the Company is a party which has or could reasonably be expected to have the effect of prohibiting or impairing the business practices of the Company as currently conducted or any acquisition of property by the Company that would otherwise be permitted by applicable Law.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF FROZ

FROZ represents and warrants to Sellers as follows:

4.1 Corporate Matters.

(a) FROZ is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

(b) FROZ has full power and authority to enter into this Agreement, to perform its obligations hereunder and consummate the transactions contemplated hereby. The execution, delivery and performance by FROZ of this Agreement and the consummation by FROZ of the transactions contemplated hereby have been duly authorized by all necessary corporate action of FROZ, and this Agreement has been duly executed and delivered by FROZ and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes the valid and binding obligation of each of FROZ, enforceable against FROZ in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally or, as to enforceability, by general equitable principles.

4.2 No Conflicts; Consents.

(a) The execution and delivery of this Agreement by FROZ does not, and the performance of its obligations hereunder and the consummation of the transactions contemplated hereby will not (i) result in any violation of the Organizational Documents of FROZ or (ii) subject to obtaining the Consents referred to in Section 4.2(b), conflict with, breach or violate any Law, Governmental Order or Permit to which FROZ is a party or by which it or its properties or assets is subject or bound, except in the case of clause (ii) for such breaches, violations or defaults which would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of FROZ to consummate the transactions contemplated hereby.

(b) Except for any approvals required by FINRA or the OTCBB, no Consent of or with any Governmental Entity or third party (in respect of any Contracts to which FROZ or any of its Affiliates is a party or by which it or any of its Affiliates is bound or to which its or any of its Affiliates’ assets are subject) is required to be obtained, made or effected by or with respect to FROZ in connection with the execution and delivery of this Agreement or the performance of its obligations hereunder, except for such Consents the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of FROZ to consummate the transactions contemplated hereby.

4.3 Litigation. There are no Legal Proceedings pending or, to the knowledge of FROZ, threatened against FROZ, that question the validity of this Agreement or that would reasonably be expected to prevent, materially delay or materially impair the ability of to consummate the transactions contemplated hereby.

4.4 Brokers, Finders. FROZ has no Liability to pay any brokerage or finder’s commission, fee or similar compensation in connection with the transactions contemplated by this Agreement.

4.5 SEC Filings. The FROZ Common Stock is registered pursuant to Section 12(b) of the Exchange Act. FROZ has timely filed all forms, reports and documents required to be filed by FROZ with the SEC since the filing of FROZ’s annual report on Form 10-K for the fiscal year ended December 31, 2011 (each such filing, together with FROZ’ annual report on Form 10-K for the fiscal year ended December 31, 2011, an “SEC Report”). Each SEC Report, as of its respective filing date and, if subsequently amended, as of the respective filing date of each subsequent amendment thereto: (a) was prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Report; and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements of FROZ included in the SEC Reports (“FROZ Financial Statements”) comply as to form in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and the FROZ Financial Statements have been prepared from and in accordance with the books and records of FROZ and in accordance with GAAP applied on a consistent basis during the periods covered, except as may be indicated in the notes thereto, subject to normal year-end audit adjustments in the case of all financial statements that are interim or unaudited financial statements, and fairly present the financial condition of FROZ as of their respective dates and the results of operations and cash flows of FROZ for the periods covered thereby in accordance with GAAP in all material respects.

4.6 Regulatory Matters. There are no regulatory proceedings against FROZ pending or, to the knowledge of FROZ, threatened by the SEC, FINRA, the OTCBB or any other governmental or self-regulatory agency, any adverse outcome of which would reasonably be expected to prevent, materially delay or materially impair the ability of FROZ to consummate the transactions contemplated hereby.

4.7 Compliance with Laws. Neither FROZ nor any of its respective assets or properties is subject to any material Governmental Order that would be reasonably likely to have a Material Adverse Effect on the Company following the Closing.

ARTICLE V
COVENANTS

5.1 Conduct of the Company and the Subsidiaries.

(a) From the date hereof through the Closing, except as expressly provided in this Agreement or as otherwise consented to in writing in advance by FROZ (such consent not to be unreasonably withheld), Sellers shall cause the Company to conduct their businesses only in the ordinary course of business consistent with past practice and Sellers shall cause the Company to use all commercially reasonable efforts to (i) preserve intact their respective material Assets, current business organizations and material relationships with third parties, (ii) make all filings, pay all fees and take all other actions necessary to operate the Business, (iii) preserve, in all material respects, the goodwill and relationships with customers, suppliers and others having significant business dealings with such businesses, (iv) maintain in full force and effect until the Closing substantially the same levels of coverage of insurance with respect to the Assets, operations and activities of the Company as are in effect as of the date of this Agreement, (v) comply in all material respects with all Laws applicable to the Company, (vi) maintain in full force and effect, and comply with, all of the material Permits, (vii) maintain its respective books and records in accordance with past practice, (vii) upon the reasonable request of FROZ, confer with FROZ concerning operational matters and (ix) otherwise report periodically to FROZ, upon the reasonable request of FROZ, concerning the status of the business, operations and finances of the Company.

(b) From the date hereof through the Closing, except as expressly provided in this Agreement, described in Schedule 5.2(b) of the Agreement or consented to in writing in advance by FROZ (such consent not to be unreasonably withheld), Sellers shall cause the Company to not:

(i) amend or modify any of their Organizational Documents or corporate structure, or the terms of any Equity Securities;

(ii) (A) issue or otherwise encumber any Equity Securities of the Company, (B) declare or pay any dividends or distributions on, or make any other distributions in respect of, any Equity Securities of the Company, or (C) purchase, redeem or otherwise acquire or dispose of any Equity Securities of the Company;

(iii) incur any Indebtedness, make any investment in, or make any loan, advance or capital contribution to, any Person or make any capital expenditure without express written consent by FROZ;

(iv) (A) sell, lease or otherwise dispose of, or extend or exercise any option to sell, lease or otherwise dispose of, any material Assets or (B) mortgage or pledge any Assets of the Company, or create or suffer to exist any Lien (other than a Permitted Lien) thereupon, in each case other than in the ordinary course of business consistent with past practice;

(v) fail to maintain its books and records in accordance with GAAP or make any material change in any method of accounting or Tax, pension or accounting practice, policy, principle or procedure, except as required by any changes in GAAP or applicable Law;

(vi) amend any Tax Return, file any claim for a refund, change any method of Tax accounting, make or change any election or settle or compromise any liability with respect to Taxes that could reasonably be expected to result in an increase in Tax liability of FROZ or the Company after the Closing Date;

(vii) pay, discharge, cancel or satisfy (a) Taxes or (b) any claims or Liabilities, other than the payment, discharge or satisfaction when due or otherwise in the ordinary course of business consistent with past practice;

(viii) cancel, amend or waive any claims or rights of substantial value;

(ix) commence, compromise or settle, or take any material action with respect to, any Legal Proceedings;

(x) except as may be required under the terms of the Benefit Plans or by Law (1) adopt, amend or terminate any Benefit Plan; (2) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under a Benefit Plan, to the extent not already provided in such Benefit Plan; (3) change the manner in which contributions to any Benefit Plan are made or the basis on which such contributions are determined, except as may be required by GAAP; or (4) forgive any loans to directors, officers or Employees of the Company or any Seller;

(xi) grant, pay or provide to any director, officer or Employee of the Company any severance or termination payments or benefits or any increase in or enhancement to wages, commissions, bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits; or

(xii) take, offer, propose or authorize any of, or commit or agree to take any of, the foregoing.

5.2 Filings; Other Actions. Each of FROZ and Sellers shall, and Sellers shall use reasonable efforts to cause the Company to, cooperate with each other and use commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Law to consummate the transactions contemplated by this Agreement as soon as practicable, including preparing and submitting as promptly as practicable all documentation to effect all necessary notices, reports, submissions and other filings and to obtain as promptly as practicable all Consents and Permits necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the transactions contemplated by this Agreement.

5.3 Access and Information.

(a) Subject to applicable Laws relating to the exchange of information, prior to the Closing, Sellers shall provide and shall use reasonable efforts to cause the Company to provide to FROZ and its representatives after the date of execution of this Agreement any information and documents reasonably requested by FROZ relating to the Company and respective businesses, operations, affairs, properties, books and records and shall use commercially reasonable efforts to provide FROZ and its representatives with reasonable access to personnel from the Company's accounting firm (it being understood that all such access shall be coordinated through Company).

(b) To the extent permissible under applicable Law, from the Closing until the second anniversary of the Closing, FROZ will afford to Sellers and their agents reasonable access at reasonable times to the books, records and auditors of the Company to the extent reasonably required by Sellers for financial reporting and accounting matters and the preparation and filing of any Tax Returns for any period ending on or before the Closing Date or any taxable period beginning on or before the Closing Date; provided that any such access by Sellers may not unreasonably interfere with the conduct of the business of the Company or FROZ. From and after the Closing, Sellers shall (i) hold all information relating to the Company or the Business possessed by or subject to the control of Sellers (including all information provided or obtained pursuant to the immediately preceding sentence) in strict confidence and use of such information by Sellers and its representatives in the same manner and to the same degree as it restricts disclosure of its own confidential information and such restrictions are to remain in effect after the Closing without any time limitation and (ii) not use any such information to the detriment of the Business.

5.4 No Solicitation; Acquisition Proposals. Between the date hereof and the Closing (or earlier termination of this Agreement pursuant to ARTICLE VIII) each Seller and the Company shall not, and shall cause Sellers’ and the Company’s respective Affiliates, directors, employees, agents and representatives (including any investment banker, financial advisor, attorney or accountant retained by Sellers or the Company) to not, directly or indirectly, initiate, solicit or knowingly (provided that each such Person shall be deemed to have such knowledge of the obligations set forth in this Section 5.4) encourage any Acquisition Proposal, or furnish any information to any other Person with respect to, or agree to, any Acquisition Proposal. Sellers shall promptly notify FROZ after receipt of any Acquisition Proposal or any request for information relating to the Company by any Person who has informed Sellers that such Person is considering making, or has made, an Acquisition Proposal (which notice shall identify the Person making, or considering making, such Acquisition Proposal and shall set forth the material terms of any Acquisition Proposal received), and Sellers shall keep FROZ informed in reasonable detail of the terms, status and other pertinent details of any such Acquisition Proposal or request.

5.5 Publicity. Sellers, on the one hand, and FROZ, on the other hand, shall, and the Representative (as defined herein) shall cause the Company to consult with each other prior to issuing the initial press releases regarding the transactions contemplated by this Agreement and any other press releases or otherwise making public announcements with respect to the transactions contemplated by this Agreement, except as may be required by Law or by obligations pursuant to any listing agreement with, or rules of, any applicable securities exchange.

5.6 N/A

5.7 Tax Matters.

(a) Representative will file, or cause to be filed, timely Tax Returns for the Company for the Tax Period ending on or immediately before the Closing Date and all other Tax Returns required to be filed (taking into account all duly obtained extensions) on or before the Closing Date. Such Tax Returns shall be prepared and filed in a manner which is consistent with past practice and no position shall be taken and no election shall be made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior Tax Periods (including, but not limited to, positions that would have the effect of deferring income to Tax Periods after the Closing Date or accelerating deductions to Tax Periods ending on or prior to the Closing Date). FROZ will file, or cause to be filed, timely Tax Returns for the Company for Tax Periods beginning on or after the Closing Date and all other Tax Returns required to be filed (taking into account all duly obtained extensions) after the Closing Date. Sellers and FROZ agree to provide the other party with such information as is necessary or appropriate to permit such other party to fulfill its Tax filing requirements.

(b) Sellers shall be liable for and shall indemnify and hold FROZ harmless from any and all Taxes imposed on the Company for any Tax Period that ends on or before the Closing Date and, with respect to any Tax Period that ends after the Closing Date, the portion of such Tax Period ending on and including the Closing Date (“Pre-Closing Taxes”). FROZ shall pay or cause to be paid to Sellers any refunds of Taxes attributable to any Pre-Closing Taxes that are received by FROZ or the Company after the Closing Date, net of any costs attributable to the receipt of such refund, within thirty (30) days after the receipt of such refund.

(c) Where the Pre-Closing Taxes involve a Tax Period which begins before and ends after the Closing Date, such Pre-Closing Taxes shall be calculated as though the taxable year of the Company terminated as of the close of business on the Closing Date; provided, however, that in the case of a Tax not based on income, receipts, proceeds, profits or similar items, Pre-Closing Taxes shall be equal to the amount of Tax for the Tax Period multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the Tax Period through the Closing Date and the denominator of which shall be the number of days in the Tax Period. Sellers shall pay to FROZ an amount equal to the Pre-Closing Taxes due with any Tax Returns filed by FROZ pursuant to Section 5.7(a) at least ten (10) days before FROZ is required to cause to be paid the related Tax liability.

(d) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid 50% by FROZ and 50% by Sellers when due, and Sellers shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, FROZ shall join in the execution of any such Tax Returns and documentation.

(e) Sellers shall indemnify FROZ and the Company from and against (A) any Pre-Closing Taxes and all losses, claims, liabilities, costs and expenses (including without limitation reasonable expenses of investigation and reasonable attorneys’ fees and disbursements) (“Losses”) relating to such Taxes, including as a transferee or successor or by contract, (B) any Losses attributable to the breach of any representation or warranty contained in Section 3.5 or any covenant in this Section 5.7.

(f) Any Tax sharing or Tax allocation agreement or arrangement between Sellers, on the one hand, and the Company, on the other hand, is hereby terminated effective as of the Closing and shall have no further effect for any Tax year.

5.8 Non-Competition; Non-Solicitation.

(a) Each Seller listed on Schedule 5.8 of the Agreement agrees that, for a period of three years from and after the Closing Date (or, if later, one year following termination of such Seller's employment with Company or any of its Affiliates), he or she shall not, without the prior written consent of FROZ, directly or indirectly through another Person:

(i) engage in a Competitive Business (as defined below) in the Geographical Areas (as defined below); or

(ii) hire, recruit, attempt to hire, solicit or assist others in recruiting or hiring any Person who is an executive, employee, client, customer, consultant or registered representative of the Company, FROZ or any Affiliate of FROZ (each, a "Restricted Person") or induce or attempt to induce any such Restricted Person to terminate, cancel or withdraw his employment or business relationship with, or the provision of his services to, the Company, FROZ or an Affiliate of FROZ or to take employment with, or utilize the services of, another party other than the Company, FROZ or an Affiliate of FROZ. The previous sentence shall not preclude general solicitations in newspapers or similar mass media not targeted toward Restricted Persons;

(b) "Competitive Business" means owning, managing, operating, selling or controlling, or participating in the ownership, management, operation, sale, lease or control of ice machines and/or related products and services similar to that of the Business.

(c) "Geographical Areas" means the state of Florida and the Caribbean Sellers agree and acknowledge that the Company and subsidiaries of FROZ conduct or intend to conduct business in all 50 states of the United States of America and also outside of the United States of America.

(d) Sellers agree and acknowledge that (i) the scope and period of restrictions inSection 5.8 and the geographic area to which the restrictions apply are fair and reasonable and are reasonably required for the protection of FROZ and its Affiliates (ii) Section 5.8 accurately describes the business to which restrictions are intended to apply and (iii) the obligations and restrictions contained in this Section 5.8 are an integral part of the consideration motivating FROZ to enter into this Agreement and to complete the transactions contemplated hereby. It is the intent of the parties that the provisions of this Section 5.8 will be enforced to the fullest extent permissible under applicable law. If any particular provision or portion of this Section 5.8 is adjudicated to be invalid or unenforceable, Section 5.8 will be deemed amended to revise that provision or portion to the minimum extent necessary to render it enforceable. Such amendment will apply only with respect to the operation of this subsection (f) in the particular jurisdiction in which such adjudication was made.

(e) Jeffrey Saltzman has executed an employment agreement of even date herewith, in the event of the conflict between said employment agreement and this agreement, the conflict is to be resolved by the language of Jeffrey Saltzman’s employment agreement.

5.9 Release of Obligations. Except as set forth in Schedule 5.9 of the Agreement, at the Closing, all Sellers shall, on behalf of themselves and with respect to any Seller that is not a natural person, such Seller's equity holders, execute and deliver to FROZ, for the benefit of the Company, a general release and discharge, in form and substance reasonably satisfactory to FROZ and the Representative, releasing and discharging the Company from any and all Liabilities to Sellers or any of Seller's equity holders, including any and all claims or causes of action that any such Person has against the Company, its officers, directors and employees, arising out of, relating to, or otherwise in connection with (i) the Company or (ii) the Company Stock and any rights associated therewith. FROZ shall authorize the filing of a Form UCC-1, with the state of Florida. The form UCC-1 shall secure all Leases owned by the Company as of the date of this agreement. The Sellers shall execute a form UCC-3 releasing their security interest upon receiving payments for all monies due pursuant to this agreement.

5.10 Monthly Financial Information. Between the period commencing on the date hereof and ending on the earlier of the Closing Date or the date on which this Agreement is terminated, Sellers shall make available to FROZ as soon as practicable monthly financial statements with respect to the Company.

5.11 N/A

5.12 N/A

5.13 N/A

5.14 N/A

5.15 Board Composition. FROZ as sole shareholder of the Company after Closing shall cause the initial board of directors of the Company as of the Closing to consist of three (3) directors, including Jon Irwin, Chairman, Matthew Schissler, and John (Jack) Berkeridge.

5.16 Operation of Company After Closing. Sellers agree and acknowledge that FROZ shall have full authority to operate, and allocate resources among, its various Affiliates and businesses in accordance with its business judgment. The Parties agree and acknowledge that the Company may distribute any profits generated to FROZ on a regular basis.

ARTICLE VI
CONDITIONS TO CLOSING

6.1 Conditions to the Obligations of Sellers, FROZ and the Company. The obligations of Sellers and FROZ to effect the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by Sellers and FROZ on or prior to the Closing Date of each of the following conditions:

(a) All required regulatory approvals, including required approvals of FINRA, and the OTCBB shall have been obtained.

(b) No Governmental Order shall have been entered and shall remain in effect, and no Law shall have been enacted, entered, enforced or promulgated by any Governmental Entity and be in effect, which in either case would restrain, enjoin or otherwise prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby in accordance with the terms of this Agreement. No investigation, review or Legal Proceeding by any Governmental Entity with respect to FROZ or the Company shall be pending or, to the knowledge of FROZ or Sellers, respectively, threatened, nor shall have any Governmental Entity indicated an intention to conduct the same.

6.2 Conditions to the Obligation of FROZ. The obligation of FROZ to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by FROZ on or prior to the Closing Date of each of the following conditions:

(a) Each of the representations and warranties contained in ARTICLE III that is qualified as to materiality or Material Adverse Effect shall be true and correct, and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case, at the time made and as of the Closing Date as if made at and as of such time, except to the extent that such representation or warranty is made as of a specified date, in which case as of such representation or warranty shall be true as of the specified date.

(b) Sellers shall have duly performed and complied in all material respects with all covenants and agreements contained in this Agreement that are required to be performed or complied with by them at or before the Closing.

(c) The Company shall have delivered to FROZ a certificate, dated the Closing Date and signed by an officer of the Company, as to the fulfillment of the conditions set forth in Section 6.2(a) and Section 6.2(b).

(d) Jeffrey A. Saltzman has delivered executed employment agreements with FROZ in form and substance satisfactory to FROZ in its sole discretion. Matthew L. Schissler shall have delivered an executed consulting agreement with FROZ in form and substance satisfactory to FROZ in its sole discretion. Daniel Kaplan shall have delivered an executed consulting agreement with FROZ in form and substance satisfactory to FROZ in its sole discretion.

(e) Since the date of this Agreement, there shall not have occurred any change, event, circumstance or development that has had, or could reasonably be expected to have or result in, a Material Adverse Effect on the Company which continues to constitute a Material Adverse Effect.

6.3 Conditions to the Obligation of Sellers and the Company. The obligation of Sellers and the Company to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by the Company and Sellers on or prior to the Closing Date of each of the following conditions:

(a) Each of the representations and warranties of FROZ contained in this Agreement shall be true and correct as of the Closing Date, except where the matters in respect of which such representations and warranties are not true and correct, in the aggregate, would not reasonably be expected to prevent, materially delay or materially impair the ability of FROZ to perform and comply with its obligations under this Agreement, or would have a Material Adverse Effect on the Company following Closing, with the same effect as though those representations and warranties had been made on and as of the Closing Date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall be true in all material respects as of such date.

(b) FROZ shall have duly performed and complied in all material respects with all covenants and agreements contained in this Agreement that are required to be performed or complied with by FROZ at or before the Closing.

(c) FROZ has completed its due diligence on the within transaction and has approved all diligence documents, however The Sellers agree to cooperate and provide any documents reasonably requested by FROZ within sixty (60) days of this agreement..

(d) Since the date of this Agreement, there shall not have occurred any change, event, circumstance or development that has had, or could reasonably be expected to have, a Material Adverse Effect on FROZ which continues to constitute a Material Adverse Effect.

ARTICLE VII
INDEMNIFICATION

7.1 Survival; Limits of Indemnification. (a) The representations and warranties in this Agreement shall survive the Closing and will not terminate for one (1) year following the Closing Date.

(b) The covenants and agreements of the parties hereto contained in this Agreement shall, subject to the express terms thereof, survive the Closing indefinitely.

(c) No claim for indemnification, reimbursement or any other remedy pursuant to Section 7.2 or Section 7.3 may be brought with respect to breaches of representations or warranties contained herein after the applicable expiration date set forth in Section 7.1(a); provided, however, that if, prior to such applicable date, FROZ shall have notified Sellers or the Sellers shall have notified FROZ in writing of a claim for indemnification under this ARTICLE VII (whether or not formal legal action shall have been commenced based upon such claim), such claim shall continue to be subject to indemnification in accordance with this ARTICLE VII notwithstanding such expiration date.

(d) No claim for indemnification shall be brought with respect to breaches of representations or warranties contained herein until such time as the total amount sought under indemnification exceeds $10,000, and the maximum amount of indemnification claims by a party shall be $2,500,000.

(e) Any disputes with respect to indemnification claims by a party shall be adjudicated by binding arbitration in Dade County, Florida The parties agree that Dade County, Florida is the proper venue for such arbitration. The arbitration shall be conducted by the American Arbitration Association, whose rules applicable to commercial disputes shall be in force, and judgment on the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof,

7.2 Indemnification of FROZ by Sellers. From and after the Closing Date, the Sellers, jointly and severally, shall indemnify and save and hold harmless FROZ (including the Company) and their respective employees, officers, directors and Affiliates (collectively, “FROZ Indemnified Parties”) from and against any Covered Losses resulting from, arising out of, or incurred in connection with: (i) any failure of any representation or warranty made by any Seller and/or the Company (other than those in Section 3.5, which shall be subject solely to the provisions of Section 5.7) to be true and correct as of the date of this Agreement or as of, and as if made on, the Closing Date or if made as of a specified date, on that specified date; (ii) any non-fulfillment or breach of any covenant or agreement made by any Seller and/or the Company in this Agreement; and (iii) any Liability arising out of the conduct of the Business on or before the Closing Date.

7.3 Indemnification of Sellers by FROZ. From and after the Closing Date, FROZ shall indemnify and save and hold harmless Sellers and their officers, directors and Affiliates (collectively, “Seller Indemnified Parties”) from and against any Covered Losses suffered by any such Seller Indemnified Parties resulting from or arising out of: (i) any failure of any representation or warranty made by FROZ to be true and correct as of the date of this Agreement or as of, and as if made on, the Closing Date; (ii) any non-fulfillment or breach of any covenant or agreement made by FROZ in this Agreement; and (iii) any Liability arising out of the conduct of the Business after the Closing Date, other than Liabilities arising out of the acts or omissions of Sellers.

7.4 Procedures Relating to Indemnification.

(a) If an indemnified party shall desire to assert any claim for indemnification provided for under this ARTICLE VII in respect of, arising out of or involving a claim or demand made by any Person (other than a party hereto or Affiliate thereof) against the indemnified party (a “Third-Party Claim”), such indemnified party shall notify the indemnifying party in writing, and in reasonable detail (taking into account the information then available to such indemnified party), of the Third-Party Claim promptly after receipt by such indemnified party of written notice of the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. The indemnified party shall deliver to the indemnifying party, promptly after the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third-Party Claim; provided, however, that the failure to deliver such copies shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure.

(b) If a Third-Party Claim is made against an indemnified party, the indemnifying party will be entitled to participate in the defense thereof and, if it so chooses and acknowledges without reservation its obligation to indemnify the indemnified party therefor, it may assume the defense thereof with counsel selected by the indemnified party and reasonably satisfactory to the indemnifying party. Should the indemnifying party so elect to assume the defense of a Third-Party Claim, the indemnifying party will not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof, unless the Third-Party Claim involves potential conflicts of interest or substantially different defenses for the indemnified party and the indemnifying party. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in defense thereof and to employ counsel, at its own expense (except as provided in the immediately preceding sentence), separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof and as otherwise contemplated by the two immediately preceding sentences. If the indemnifying party chooses to defend any Third-Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third-Party Claim, and use reasonable efforts to make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party shall have assumed the defense of a Third-Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the indemnifying party’s prior written consent (which consent shall not be unreasonably withheld or delayed). The indemnifying party may pay, settle or compromise a Third-Party Claim with the written consent of the indemnified party, so long as such settlement includes (A) an unconditional release of the indemnified party from all Liabilities in respect of such Third-Party Claim, (B) does not subject the indemnified party to any injunctive relief or other equitable remedy and (C) does not include a statement or admission of fault, culpability or failure to act by or on behalf of any indemnified party.

(c) If an indemnified party shall desire to assert any claim for indemnification provided for under this ARTICLE VII other than a claim in respect of, arising out of or involving a Third-Party Claim, such indemnified party shall notify the indemnifying party in writing making specific reference to this Section 7.4(c) of this Agreement, and in reasonable detail (taking into account the information then available to such indemnified party), of such claim promptly after becoming aware of the existence of such claim; provided, however, that the failure to give such notification shall not affect the indemnification provided for hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. If the indemnifying party does not respond to such notice within 30 days after its receipt, it will have no further right to contest the validity of such claim.

7.5 Knowledge. Except for matters disclosed in the Agreement or to the extent representations and warranties are qualified by the knowledge of the party making the representation or warranty, no right of indemnification provided under this Agreement shall be limited in any respect by any investigation by any Person, whether pre-claim or post-claim, or the knowledge of any Person of any breach hereunder or the decision by any Person to complete the Closing.

7.6 Coordination with Tax Covenant. In the event any provision of this ARTICLE VII is inconsistent with any provision of Section 5.7, the provisions of Section 5.7 shall control.

ARTICLE VIII
TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) By mutual written consent of FROZ and Sellers;

(b) By the Company or FROZ, by written notice to the other party, if the Closing shall not have occurred by February 12 2013, unless such date is extended by the mutual written consent of the Company, Sellers and FROZ; provided, no party may terminate this Agreement pursuant to this Section 8.1(b) if that party has breached its obligations under this Agreement in a manner that shall have proximately contributed to the failure of the Closing to occur by such date;

(c) By the Company, by written notice to FROZ, if (i) at any time the representations and warranties of FROZ contained in this Agreement shall fail to be true and correct, or FROZ shall at any time have failed to perform and comply with all agreements and covenants of FROZ contained in this Agreement requiring performance or compliance prior to such time, and in either case, such failure (i) shall be such that, if not cured, the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be fulfilled and (ii) shall not have been cured within twenty (20) days of the receipt of written notice thereof by FROZ from the Company; or

(d) By FROZ, by written notice to the Company and Sellers, if at any time the representations and warranties of Sellers contained in this Agreement shall fail to be true and correct, or Sellers shall at any time have failed to perform and comply all agreements and covenants of Sellers contained in this Agreement requiring performance or compliance prior to such time, and in either case, such failure (i) shall be such that, if not cured, the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be fulfilled and (ii) shall not have been cured within twenty (20) days of the receipt of written notice thereof by Sellers from FROZ.

8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of Section 8.1, this Agreement shall become void and have no effect, without any Liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, employees, agents, legal and financial advisors, representatives, shareholders or Affiliates; provided, however, that the agreements contained in Sections 5.3, 5.5, 9.1 and this Section 8.2 shall survive the termination of this Agreement; and provided, further, that except as otherwise provided herein, no such termination shall relieve any party hereto of any Liability or damages resulting from any willful or intentional breach of this Agreement prior to the time of such termination.

ARTICLE IX
GENERAL PROVISIONS

9.1 Expenses. Except as otherwise specifically provided in this Agreement, Sellers, on the one hand, and FROZ, on the other hand, shall bear their respective expenses, costs and fees (including attorneys’, auditors’ and financing fees, if any) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the transactions contemplated hereby are effected.

9.2 Further Actions. Each party shall execute and deliver such certificates and other documents and take such other actions as may reasonably be requested by the other party in order to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

9.3 Notices. All notices and communications hereunder shall be deemed to have been duly given and made only if in writing and if served by personal delivery upon the party for whom it is intended, delivered by registered or certified mail, return receipt requested or delivered by recognized overnight courier to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

(a) if to Sellers or the Company:

Miami Ice Machine Company, Inc.
8781 SW 134 Street
Miami, FL 33176
Phone:
Fax:
Attention: Jeffrey A. Saltzman, President

with a copy to (which copy shall constitute notice):

Glassberg & Glassberg, P.A.
13611 S. Dixie Highway
#109-514
Miami, FL 33176
305-669-9535-Office
305-255-9969-Fax
glassberglaw@aol.com
Attention: David Glassberg

and

(b) if to FROZ:

Frozen Food Gift Group, Inc.
7825 Fay Avenue, Suite 200
La Jolla, CA 92037
Phone: (888) 530-3738
Fax: 866-301-6432
Attention: Jon Irwin, President

with a copy to (which copy shall constitute notice):

Law Offices of GaryL. Blum
3278 Wilshire Boulevard, Suite 603
Los Angeles, CA 90010
Phone: 213-3817450
Fax: 213-384-1035
Attention: Gary L. Blum

or, in each case, at such other address as may be specified in writing by notice to the other parties hereto.

9.4 Assignment; Successors; Third-Party Beneficiaries. This Agreement shall not be assignable by any party hereto without the prior written consent of all of the other parties and any attempt to assign this Agreement without such consent shall be void and of no effect. This Agreement shall inure to the benefit of, and be binding on and enforceable against, the successors and permitted assigns of the respective parties hereto. All representations, warranties, covenants, agreements, rights and privileges made, granted or delivered to the Company pursuant to this Agreement or any document or agreement entered into or executed pursuant to this Agreement shall, following the Closing, vest in the Representatives to be exercised for the benefit of all Sellers as their interest may appear. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and the successors and assigns permitted by this Section 9.4 any right, remedy or claim under or by reason of this Agreement, except that each indemnitee shall be a third party beneficiary with respect to ARTICLE VII and shall be entitled to the rights and benefits of, and to enforce, the provisions thereof.

9.5 Amendment; Waivers, Etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. The waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

9.6 Entire Agreement. This Agreement (including the Exhibits and Schedules referred to herein and all documents delivered at closing or otherwise delivered hereunder) constitutes the sole and entire agreement among the parties to this Agreement with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

9.7 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction in such manner as will effect as nearly as lawfully possible the purposes and intent of such invalid, illegal or unenforceable provision.

9.8 Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

9.9 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

9.10 Governing Law. This Agreement shall be construed, performed and enforced in accordance with the laws of the State of Florida without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

9.11 Consent to Jurisdiction, etc.

(a) The parties consent to exclusive jurisdiction in the United States District Court for Florida (and any courts from which appeals from judgments of that court are heard) as to any dispute or claim as to which there is subject matter jurisdiction in that court and, for all other disputes or claims, the parties consent to exclusive jurisdiction in the state courts located in Dade County, Florida (and any courts from which appeals from judgments of that court are heard). Each of the parties hereto agrees that a final judgment (subject to any appeals therefrom) in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any State or Federal court in accordance with the provisions of Section 9.11(a). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each of the parties hereto hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 9.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

9.12 Equitable Relief. Irreparable damage would occur in the event that any of the provisions of this Agreement (including Section 5.4) were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity.

9.13 Representative. Each of the Sellers hereby appoints Jeffrey A. Saltzman as its, his or her exclusive agent and attorney-in-fact (the "Representative") (i) to give and receive notices and communications with respect to the provisions of this Agreement, (ii) to amend the terms of this Agreement, (iii) to agree to, negotiate, enter into settlements or compromises of matters arising under the provisions of this Agreement, and (iv) to take any and all actions necessary or appropriate in the judgment of the Representatives to be taken on behalf of Sellers under such provisions of this Agreement. Such agency is irrevocable and coupled with an interest. Notwithstanding the foregoing, upon the death or incapacity of a Representative, the Sellers shall notify FROZ in writing of the name of the replacement Representative. Notwithstanding the foregoing, no bond shall be required of the Representative, the Representative shall receive no compensation for their services and Sellers shall be responsible for the expenses of the Representative incurred in the course of his/her duties as Representative, including reasonable attorneys’ fees. The Representative shall not be liable for any act done or omitted hereunder as Representative, while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. Notices or communications to or from the Representative shall constitute notice to or from Sellers in respect of matters relating to this Agreement. Any decision, act, consent or instruction of a Representative shall constitute a decision, act or consent of all Sellers, and shall be final, binding and conclusive upon each Seller, and FROZ may rely upon any decision, act, consent or instruction of a Representative as being the decision, act, consent or instruction of each and every Seller.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

Frozen Food Gift Group, Inc.

By:	/s/ Jon Irwin
Name: Jon Irwin
Title: President

Miami Ice Machine Company, Inc.

By:	/s/ Jeffrey A. Saltzman
Name: Jeffrey A. Saltzman
Title: President

MIAMI ICE MACHINE COMPANY, INC. SHAREHOLDERS

/s/ Jeffrey A. Saltzman
Jeffrey A. Saltzman,
Individually as a Seller and as a Representative

/s/ Daniel Kaplan
Daniel Kaplan, Seller